July 20, 2006

FOR IMMEDIATE RELEASE

Press Contact: Douglas C. Sandvig
Senior Vice President,
Treasurer and Chief Financial Officer
Smithway Motor Xpress Corp.
(515) 576-7418

SMITHWAY REPORTS INCREASE IN SECOND QUARTER EARNINGS

FORT DODGE, IOWA (PR Newswire) July 20, 2006—Smithway Motor Xpress Corp. (Nasdaq Capital Market: SMXC) announced today financial and operating results for the second quarter and six months ended June 30, 2006.

For the quarter, net earnings improved 15% to $1.6 million compared to $1.4 million for the same quarter in 2005. For the first six months of 2006, net earnings improved 40% to $2.6 million compared to $1.9 million in the 2005 period.

For the second quarter of 2006, operating revenue increased approximately 10% to $60.9 million from $55.4 million for the corresponding quarter in 2005. Operating revenue, excluding fuel surcharge revenue of $10.2 million, increased approximately 4% to $50.7 million from $48.7 million, excluding fuel surcharge revenue of $6.6 million, for the corresponding quarter in 2005. For the second quarter of 2006, net earnings were $1.6 million, or $0.31 per basic and diluted share, compared with net earnings of $1.4 million, or $0.27 per basic share and diluted share, for the same quarter in 2005.

For the first six months of 2006, operating revenue increased approximately 13% to $118.6 million from $105.1 million for the corresponding period in 2005. Operating revenue, excluding fuel surcharge revenue of $18.4 million, increased approximately 7% to $100.2 million from $93.6 million, excluding fuel surcharge revenue of $11.5 million, for the corresponding period in 2005. For the first six months of 2006, net earnings were $2.6 million, or $0.52 per basic and $0.51 per diluted share, compared with net earnings of $1.9 million, or $0.38 per basic share and $0.37 per diluted share, for the same period in 2005.

G. Larry Owens, President and Chief Executive Officer, commented, “Our performance improved once again during the second quarter of 2006 and our earnings per share for the trailing four quarters improved to $0.99. Our operating ratio, excluding fuel surcharge revenue, for the quarter was 93.5% compared to 94.4% during the second quarter of 2005, a 90 basis point improvement.

“We were able to achieve these improved results despite escalating fuel prices and increased driver pay which negatively impacted our results for the quarter. During the quarter, average fuel prices increased 28% to $2.75 per gallon compared to $2.15 per gallon in the second quarter of 2005. Even though fuel surcharge revenue mitigated 77% of this price increase, fuel prices reduced our second quarter net earnings by approximately $0.07 per share and negatively impacted our operating ratio by approximately 116 basis points. We raised driver wages on April 1, 2006. By doing so, we continue to attract and retain drivers, minimizing the number of unseated tractors.

“We are proud of our second quarter results which were achieved during a time of increasing costs. We continually work to contain costs and improve our operations so that we can positively impact future earnings.”

Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq Capital Market under the symbol “SMXC.”

This press release and statements made by the Company in its stockholder reports and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “plans,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: failure to sustain quarterly and annual operating profitability, which could result in violation of bank covenants and acceleration of indebtedness at several financial institutions; the ability to obtain financing on acceptable terms, and obtain waivers and amendments to current financing in the event of default; economic recessions or downturns in customers’ business cycles; excessive increases in capacity within truckload markets; surplus inventories; decreased demand for transportation services offered by the Company; increases or rapid fluctuations in inflation, interest rates, fuel prices, and fuel hedging; the availability and costs of attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts, or changes in excess coverage, relating to accident, cargo, workers’ compensation, health, and other claims; the resale value of used equipment and prices of new equipment; seasonal factors such as harsh weather conditions that increase operating costs; regulatory requirements that increase costs and decrease efficiency, including emissions standards and hours-of-service regulations; changes in management; and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. The Company disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data and operating statistics)

	Three months ended		Six months ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2005	2006	2005	2006

Operating revenue:
Freight	$54,958	$60,371	$104,405	$117,648
Other	398	510	675	922

Operating revenue	55,356	60,881	105,080	118,570

Operating expenses:
Purchased transportation	19,147	21,681	35,515	42,234
Compensation and employee benefits	14,581	14,683	28,241	29,812
Fuel, supplies, and maintenance	11,937	14,183	23,015	26,941
Insurance and claims	1,658	1,485	3,666	2,918
Taxes and licenses	1,032	1,012	1,905	1,966
General and administrative	1,824	2,026	3,766	3,892
Communications and utilities	265	273	596	617
Gain on disposal of assets	(480)	(750)	(1,020)	(1,312)
Depreciation and amortization	2,666	3,011	5,344	5,875

Total operating expenses	52,630	57,604	101,028	112,943

Earnings from operations	2,726	3,277	4,052	5,627

Other (expense) income:
Interest expense	(399)	(539)	(768)	(1,040)
Interest income	18	41	51	59
Earnings before income taxes	2,345	2,779	3,335	4,646
Income tax expense	990	1,220	1,477	2,044

Net earnings	$1,355	$1,559	$1,858	$2,602

Basic earnings per share	$0.27	$0.31	$0.38	$0.52
Diluted earnings per share	$0.27	$0.31	$0.37	$0.51
Basic weighted average common shares outstanding	4,936,624	4,978,575	4,920,325	4,975,118
Diluted weighted average common shares outstanding	5,047,458	5,082,972	5,035,012	5,079,537

OPERATING STATISTICS
Operating ratio (1)	95.1%	94.6%	96.1%	95.3%
Operating ratio, excluding fuel surcharges (2)	94.4%	93.5%	95.7%	94.4%
Average operating revenue per tractor per week	$3,445	$3,729	$3,275	$3,614
Average revenue per tractor per week (3)	$2,864	$2,947	$2,767	$2,881
Average revenue per seated tractor per week(3)	$2,967	$3,021	$2,856	$2,949
Average length of haul in miles	625	606	627	614
Average revenue per loaded mile (3)	$1.56	$1.63	$1.54	$1.62
Ending company tractors	763	773	763	773
Ending owner/operators tractors	471	488	471	488
Ending trailers	2,073	2,139	2,073	2,139
Weighted average tractors	1,236	1,256	1,234	1,262

(1) Operating expenses divided by operating revenue.
(2) Operating expenses minus fuel surcharge revenue, divided by operating revenue excluding fuel surcharge revenue.
(3) Excludes fuel surcharge, brokerage, and other revenue. For the three months ended June 30, 2005 and 2006, brokerage revenue was $2,319 and $2,095. For the six months ended June 30, 2005 and 2006, brokerage revenue was $4,120 and $4,756.

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	June 30,
	2005	2006
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$168	$4,470
Receivables, net	19,820	21,176
Inventories	938	1,011
Prepaid expenses and other	5,705	5,158

Total current assets	26,631	31,815

Property and equipment	121,126	122,323
Less accumulated depreciation	59,704	55,969

Net property and equipment	61,422	66,354

Other assets	2,058	2,060

Total assets	$90,111	$100,229

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current debt	$8,363	$9,041
Accounts payable and accrued expenses	17,351	19,010

Total current liabilities	25,714	28,051

Long-term debt	25,185	29,766
Deferred income taxes	11,734	12,238

Total liabilities	62,633	70,055

Stockholders’ equity	27,478	30,174

Total liabilities and stockholders’ equity	$90,111	$100,229